Exhibit 10.12

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made effective as of January 1, 2021 (“Effective Date”) by and between:

NAVA HEALTH MD, LLC, a Delaware limited liability company (“Manager”),

- and -

NAVA HEALTH MEDICAL GROUP, LLC, a Maryland limited liability company (“Practice”).

BACKGROUND:

Practice is a limited liability company engaged in the sale of various products and services to maintain, improve and promote health and wellness (the “Wellness Services”);

Manager is engaged in the business of the management and administration of companies that furnish the Wellness Services;

Practice recognizes that the services described in the preceding recital are of great value and that Practice can benefit from the availability of such services;

Practice wishes to provide the Wellness Services to its clients; and

Practice and Manager desire to enter into this Agreement pursuant to which Practice will obtain from Manager certain management and administrative services relating to the business aspects of Practice, all in accordance with the terms and condition of this Agreement.

NOW THEREFORE, in consideration of the mutual terms, covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is confirmed, the parties agree as follows:

ARTICLE 1

APPOINTMENT AND AUTHORITY OF MANAGER

1.1	Appointment

Practice hereby appoints Manager as its sole and exclusive agent for the provision of services related to the management and administration of Practice’s business functions and affairs (the “Management Services”), and Manager hereby accepts that appointment.

1.2	Authority

1.2.1	Authority of Manager

Subject to the terms of this Agreement, Practice expressly authorizes Manager to provide the Management Services in any reasonable manner Manager deems appropriate to meet Practice’s day-to-day requirements. Practice also expressly authorizes Manager to negotiate on Practice’s behalf all Third Party Contracts (as defined below) related to the provision of Management Services by Manager and the business components of the Wellness Services provided by Practice as set forth in Section 2.6.

1.2.2	Practice Retains Medical Authority

The parties acknowledge that Practice, through physicians and other licensed health care providers employed by or provided by Practice (collectively, the “Licensed Contractors”), shall be responsible for, and shall have authority, responsibility, supervision and control over, the provision of all Wellness Services, and that all diagnoses, treatments, procedures and other professional Wellness Services shall be provided and performed exclusively by Practice, through Licensed Contractors acting within the scope of their respective licensure and exercising their independent judgment.

1.3	Referrals

Manager and Practice agree that the benefits afforded either party under this Agreement are not payment for, and are not in any way contingent upon, the volume or value of referrals for Wellness Services or other items or services.

ARTICLE 2

RESPONSIBILITIES OF MANAGER

2.1	Services Generally

Manager shall, and shall cause its employees, independent contractors and agents to, provide all Management Services in accordance with all applicable laws, rules, regulations and guidelines and generally recognized standards within the industry. Management Services shall include, among other things, (a) general administrative support services including secretarial, telephone, fax, office equipment, information systems, recordkeeping, scheduling, billing and collection; (b) budgeting, business planning and establishing and maintaining bank accounts; (c) developing marketing strategies and implementing the same on behalf of Practice in regard to the Wellness Services; (d) arranging for financing of capital requirements; (e) assisting Practice in obtaining and maintaining all federal, state and local licenses, certifications and regulatory permits required for, or in connection with, Practice’s operation and equipment located at any office of Practice; (f) providing all necessary non-clinical staff required to operate each site on behalf of Practice; and (g) arranging for necessary legal, accounting and tax return preparation on behalf of Practice.

2.2	Office Space

2.2.1	During the Term

Manager hereby agrees to provide, or cause an affiliate to provide, to Practice, on a non- exclusive and non-assignable basis, office space for each of Practice’s locations, as the same are mutually agreed upon by Manager and Practice (collectively, the “Premises”, and each a “Site”) for the provision of certain Wellness Services. Manager shall be responsible for all costs in connection with the rent, maintenance, utilities, repairs and real estate taxes included in connection with, and all such other expenses associated with, the operation of the Premises and such costs shall be included in Manager’s Costs (as defined below) pursuant to Section 2.9; provided, however, Practice shall be responsible for the repair of all damages to the Premises caused by Practice’s negligence or intentional misconduct, or which is beyond normal wear and tear. This Agreement shall not constitute an assignment to Practice of any rights of Practice or any of its affiliates to the use of the Premises.

2.2.2	Non-Exclusive Basis

The term “non-exclusive basis” shall mean that the Premises shall also be occupied by Manager for “Manager’s Business”, which means any and all activities and responsibilities associated with Manager’s Services or other operations of Manager.

2.2.3	Premise Use

Practice shall use the Premises exclusively for the provision of the Wellness Services. Practice shall comply with all applicable rules and regulations of governmental bodies having jurisdiction over Practice with respect to the provision of the Wellness Services at the Premises.

2.3	Equipment and Supplies

Manager shall be responsible for providing, or arranging for the provision to Practice, for use in providing Wellness Services, office equipment, computer equipment, computer software, clinical equipment, telephone lines, furniture, fixtures, leasehold improvements, information systems and office supplies (the “Equipment”) as reasonably necessary for the conduct of the practice of Practice. The costs of purchasing, leasing, providing, maintaining, repairing and replacing such items shall be included in Manager’s Costs (as defined below). Manager (or lessor thereof, if any such item is leased rather than owned) shall retain title to all such items. Manager will consult from time to time with Practice concerning the Equipment to be provided by Manager hereunder and may make recommendations to Practice; provided, however, that the final decision with respect to the clinical Equipment to be provided by Manager hereunder shall be made by Practice. The parties further agree to use reasonable efforts to cause Practice to stay current with proven technology and equipment.

2.4	Employees

2.4.1	Manager Employees

Manager shall employ or otherwise retain, and shall be responsible for selecting, hiring or arranging for, training, supervising and terminating, all non-clinical personnel (“Manager Employees”) as Manager deems necessary and appropriate for Manager’s performance of the Management Services under this Agreement. Manager shall determine the salaries or contract payments, provide employee benefits (if appropriate), and administer payroll withholding for all Manager Employees as required by applicable laws or regulations.

2.4.2	Licensed Contractors

Manager shall also assist Practice in the recruitment of new Licensed Contractors to become employees of, or otherwise be retained by, Practice. Manager shall provide Practice with model agreements to document Practice’s employment, retention or other service arrangements with such individuals. Practice shall supervise, credential, control and terminate all Licensed Contractors performing Wellness Services or other professional services with Manager’s assistance.

2.5	Quality Assurance and Risk Management

Manager shall assist Practice in Practice’s establishment and implementation of procedures to promote the consistency, quality and appropriateness of Wellness Services that Practice’s Licensed Contractors provide. Manager shall also provide administrative support for Practice’s overall quality assurance and risk management programs. Manager shall use commercially reasonable efforts to perform these tasks so as to protect the confidentiality of, and the privileged status afforded to, these programs and procedures to the fullest extent allowable under state and federal law.

2.6	Third Party Contracts

Manager shall assist Practice with and negotiate, either directly or on Practice’s behalf, as appropriate, all contractual arrangements with third parties as are reasonably necessary and appropriate for the business operation of Practice, including, without limitation, agreements with equipment and supply vendors and, after approval of the terms by Practice (and to the extent permitted by law), third party payors (“Third Party Contracts”). Manager shall provide oversight and management of all such Third Party Contracts. As provided in Section 1.2.1, Practice authorizes Manager to execute on Practice’s behalf all Third Party Contracts that Manager determines are necessary and appropriate for the conduct of Practice’s practice. Notwithstanding the foregoing, Manager shall not be responsible for entering into or paying the cost of, on Practice’s behalf, any Third Party Contracts with respect to matters that may be mutually agreed between Manager and Practice to be the responsibility of Practice.

2.7	Billing and Collection; Power of Attorney

In the name of and on behalf of Practice, Manager shall establish and maintain billing and collection policies and procedures, and shall timely bill and collect all professional and other fees of Practice for its provision of Wellness Services to clients. Practice hereby grants to Manager an exclusive special power of attorney (the “Power of Attorney”) and appoints Manager as Practice’s exclusive true and lawful agent and attorney-in-fact, and Manager hereby accepts such special Power of Attorney and appointment, for the following purposes:

2.7.1	Billing

To bill clients to whom Practice has contracted to provide Wellness Services, and, where not prohibited by applicable law or regulatory requirements or the rules and regulations of a particular third party payor, to bill clients in advance of the provision of the Wellness Services, subject to a reconciliation of the amounts so billed with the charges for the Wellness Services actually provided. Manager, in billing third party payors, shall render such bills in accordance with all applicable rules, regulations and policies of such payors;

2.7.2	Accounts Receivable

To collect accounts receivable generated by billings done in the name of Practice relating to the Wellness Services provided or to be provided by Practice, whether from clients or from third party payors on behalf of clients; provided, however, that such obligation does not encompass the institution of collection proceedings by Manager;

2.7.3	Receive Payments

To receive payments from whatever source for the provision of the Wellness Services by Practice, including, but not limited to, payments, where not prohibited, in the form of advances or deposits from clients in anticipation of receipt of the Wellness Services and payments from insurance companies and any other third party payors, and Practice hereby covenants to turn over to Manager, for deposit in a Bank Account (as defined below), all payments that it receives or collects from clients or from third party payors on behalf of clients receiving Wellness Services at the Premises;

2.7.4	Deposits

To take possession of, and endorse in the name of Practice, and cause to be deposited any notes, checks, money orders, insurance payments, and any other instruments received in payment of Wellness Services performed, or to be performed, payable to Practice or to any of the Licensed Contractors engaged by Practice to provide the Wellness Services, and to deposit the same as provided in Section 2.11; and

2.7.5	Other Actions

To take such other actions relative to billing, collection of fees, and financial matters, including the review and revision, as necessary of Practice’s credit and collection policies, in connection with Practice’s provision of the Wellness Services as are appropriate and consistent with sound business practice and the purposes of this Agreement.

2.7.6	Power of Attorney

The Power of Attorney shall be coupled with an interest and shall be irrevocable during the Term. The Power of Attorney shall expire on the later of the termination of this Agreement, the collection, sale or release of all accounts receivable generated by Practice prior to the effective date of such termination, and the payment of all amounts due to Manager as of such effective date. The parties agree to revise the terms of this Section 2.7 as necessary to comply with applicable law.

2.8	Practice Determines Fees

In no event shall Manager have any control over or responsibility for the establishment or determination of the professional fees charged by Practice for the Wellness Services. Subject to the foregoing, Manager shall provide to Practice such information and materials as are appropriate to assist Practice in maintaining a competitive fee, and shall have the right to review and comment on the professional fee schedule proposed to be charged by Practice for the Wellness Services prior to the implementation of such fee schedule; provided, however, that the final decision regarding all fees charged by Practice for Wellness Services shall be made by Practice in its sole and absolute discretion. Practice hereby agrees that all fees charged hereunder shall be reasonable, customary and in compliance with applicable laws and regulations for the locality of the Premises. Practice further agrees to consult with Manager prior to the implementation of any discounts or discounted fee schedules so that Manager may assist in making recommendations based on standards that are reasonable and customary for the locality of the Premises.

2.9	Payment of Practice Expenses

Except as provided otherwise in this Agreement, Manager shall pay, in the name of and on behalf of Practice: (i) all bills, costs and expenses incurred by Manager on behalf of Practice, or otherwise incurred by Practice, in accordance with this Agreement; and (ii) bills, costs and expenses incurred by Manager on behalf of Practice, or otherwise incurred by Practice, in accordance with this Agreement, and paid by Manager shall constitute Manager’s Costs. In addition, Manager’s Costs shall include any amounts advanced and loaned by Manger on Practice’s behalf.

2.10	Administrative Services

Manager, subject to the ongoing supervision and control of Practice, shall conduct, manage, and coordinate all business and administrative aspects of Practice’s provision of the Wellness Services to clients at the Premises. In connection therewith, Manager shall supply to Practice the ordinary, necessary, or appropriate services for the efficient provision of the Wellness Services at the Premises, including, without limitation, necessary clerical, accounting, purchasing, payroll, legal, bookkeeping, banking and computer services, information management, printing, postage and duplication services and transcribing services. Without limiting the generality of the foregoing, Manager shall:

2.10.1	Scheduling

Handle the clerical aspects of client intake registration procedures and perform the clerical tasks necessary to schedule client appointments for the Wellness Services, including follow-up services;

2.10.2	Records

Subject to applicable bookkeeping requirements, and the provisions hereof, provide administrative assistance to Practice in connection with the maintenance and retention of Practice client records developed in connection with the provision of the Wellness Services (but shall have no responsibility for the creation or the contents of any such records);

2.10.3	Personnel Policies

Assist and consult with Practice in developing, reviewing and revising, as appropriate, non-clinical personnel policies and procedures if and when requested by Practice;

2.10.4	Non-Clinical Quality Assurance

Assist in non-clinical quality assurance functions and provide all administrative support services, such as administrative and secretarial services needed for Practice to undertake quality assurance activities and to enhance the provision of the Wellness Services;

2.10.5	Current Business Information

Keep current on technical, scientific and business information regarding the provision of Wellness Services, and provide such information to Practice for use in its clinical practice, if Practice so desires, subject to confidentiality and non-disclosure covenants;

2.10.6	Consent Forms

As directed by Practice, complete the clerical aspects necessary for preparing client consent forms; provided, however, that the content of such forms shall be determined by Practice, and provided, further, that the communication of clinical information to clients shall solely be the responsibility of Practice and the Licensed Contractors;

2.10.7	Non-Clinical Training

Assist in providing non-clinical educational programs for, and supervise non-clinical aspects of the training of the Licensed Contractors at the Premises;

2.10.8	Non-Clinical Programs

Arrange for the provision of certain non-clinical post-treatment programs and services, such as arranging for appropriate exercise and diet for supporting proper health.

2.11	Bank Account

Following execution of this Agreement, Manager shall establish one or more bank accounts as agent for Practice (each a “Bank Account”). Practice acknowledges that Manager may be the manager of other limited liability companies or professional corporations (the “Others”). Practice hereby agrees that in order to realize operational efficiencies in connection with the provision of the management and administrative services provided to Practice and the Others by Manager, Manager may consolidate banking and accounting functions performed on behalf of Practice with those performed on behalf of Others. Such consolidation may include, but shall not be limited to, the creation of a single Bank Account, managed by Manager, on behalf of Practice and one or more Others. Manager shall nevertheless ensure at all times that revenues and expenses associated with Practice can and shall be tracked and recorded separately from revenues and expenses of Others.

Subject to the foregoing, on behalf of Practice, all funds collected from clients receiving Wellness Services at the Premises, whether collected by Practice or by the Manager on behalf of Practice, which relate to the provision of the Wellness Services at the Premises, shall be deposited in one or more Bank Accounts. To the extent permitted by law, Manager’s administrative functions hereunder shall include maintenance of the Bank Account(s). Manager shall be the sole signatory on the Bank Account(s).

2.12	Fiscal Matters

Subject to the terms of Section 2.11 hereto, Manager shall establish and administer, or arrange for the establishment and administration of, adequate accounting procedures, controls and systems for the development, preparation and safekeeping of administrative and financial records in connection with its duties and responsibilities hereunder, all of which shall be prepared and maintained in accordance with applicable laws and regulations. Manager shall prepare or assist in the preparation of any other financial statements or records that Practice may reasonably request. In addition, Manager shall prepare, or arrange for the preparation of, Practice’s tax returns. All such business records shall be and remain the property of Practice, provided, that Manager may have access to such records as necessary to perform Management Services under this Agreement.

2.13	Client Records

Manager shall advise and assist Practice in establishing, monitoring and maintaining procedures and policies for the timely creation, preparation, filing and retrieval of all client records. All such records shall be retained and maintained in accordance with all applicable state and federal laws, provided, that neither Manager nor Practice will limit the rights of clients to access their records. Practice shall obtain all client consents, authorizations or acknowledgements necessary or required by law to permit Manager access to such records for purposes of providing the Management Services.

2.14	Business Reports

Manager shall prepare management and decision support reports with respect to Practice efficiency and research on cost of labor and competitor pricing relative to comparable markets.

2.15	Other Reports and Records

Manager shall timely create, prepare, file, review, analyze, and interpret such additional reports and records as are reasonably necessary or appropriate for Practice’s provision of high quality, cost-effective Wellness Services, and as reasonably requested by Practice.

2.16	Licensing of Name

2.16.1.	License

Practice is hereby granted a non-exclusive license to use the name “Nava”, “Nava Health & Vitality Center”, and such service marks and logos as Manager deploys in regard to the provision of wellness services (collectively referred to as “Manager’s Marks”) that exist or may be adopted in the future by Manager, in connection with the operation of Practice at the Premises during the term of this Agreement, in consideration of Practice paying Manager the Management Fee. It is recognized that Manager may license the Manager’s Marks to others.

2.16.2	Quality Standards

Practice agrees to reasonably maintain quality standards for the provision of Wellness Services in connection with Manager’s Marks consistent with community standards and this Agreement. If at any time, Manager determines that the quality of Practice’s Wellness Services offered in connection with Manager’s Marks fails to meet such standards, Manager shall provide written notice of such concerns to Practice. Practice may, in its sole discretion, either take commercially reasonable steps to comply with Manager’s comments and/or suggestions respecting the quality of the services provided by Practice in connection with Manager’s Marks, or cease use of Manager’s Marks.

2.16.3	Retention of Rights

All rights in Manager’s Marks, subject to the license granted herein, and the goodwill related thereto will remain at all times the sole property of Manager, and all goodwill arising from Practice’s use of Manager’s Marks will inure to the benefit of Manager.

2.17	Advertising, Marketing and Promotional Services

2.17.1	Advertising Services

Manager shall manage and coordinate all advertising, marketing and promotional services in connection with Practice’s provision of the Wellness Services at the Premises. Practice shall cooperate with Manager in the performance of such services including, without limitation, consulting with Manager concerning the content of proposed Advertising Materials (as defined below). It is hereby understood and agreed between the parties that, subject to applicable legal and regulatory requirements, Manager may advertise, market and promote the Wellness Services and the Manager’s Business jointly in the same programs and through the same Media (as defined below). Without limiting the generality of the foregoing and subject to applicable standards of ethics, laws, and regulations, Manager shall implement the following activities, which shall constitute Manager’s Costs:

(a)	Develop, create, implement and produce, or arrange for the production of, all forms of advertising, marketing and promotional programs and materials, including, without limitation, network television and cable television commercials and infomercials, radio commercials, brochures, pamphlets and other materials of a similar nature (collectively, “Advertising Materials”) promoting the Wellness Services at the Premises;

(b)	Purchase media for the broadcast, cablecast, radiocast, publication, non-active electronic (excluding interactive media) or other distribution of commercial advertisements (collectively, “Media”) produced by or on behalf of Manager to promote the Wellness Services; and

(c)	Conduct public information programs concerning the Wellness Services offered at the Premises.

Any amount spent by Manager under subsection (b) of this Section 2.17.1 shall be considered a Pass-Through Expense, as that term is defined herein. Notwithstanding any other provision of this Agreement, Manager’s duties under this Section. 2.17.1 shall be construed so as not to include any activity whereby: (i) Manager brings or refers a patient to Practice; or (ii) Manager communicates any marketing message to any particular prospective patient, other than under the direction of Practice and using such messages as may be approved by Practice.

2.17.2	Indemnity

Each party believes that the terms of this Agreement and their relationship to each other are structured to be in compliance with all applicable laws and regulations. Notwithstanding the above, and in addition to Article 10 of this Agreement, each party hereby agrees to indemnify the other party, and its directors, officers, shareholders, employees, agents and affiliates (collectively, the “Other Party”) for fifty percent (50%) of any Claim (as defined below) incurred by such Other Party in connection with any allegation of violation of the prohibition of the corporate practice of medicine, the prohibition against the splitting of fees for medical services between a licensed health care provider and a lay entity, or consumer fraud or deception, which arises solely out of the Advertising Materials disseminated to the public; provided that the provisions of this Section 2.17.2 shall not operate to alter or diminish any rights of a licensed physician who is an owner, member, or shareholder of Practice under any separate indemnification agreement. The party that is named as the defendant in any such action or proceeding shall have the right to select counsel, subject to the reasonable approval of the Other Party, and to control the defense of the action or proceeding. If both parties are named as defendants, they shall jointly select counsel and shall mutually agree on the conduct of the defense of the action or proceeding. In either case, the parties shall share the expenses of such action or proceeding on an equal basis. Neither party shall settle any such Claim without the prior consent of the Other Party.

ARTICLE 3

COVENANTS AND RESPONSIBILITIES OF PRACTICE

3.1	Organization and Operation

Practice shall at all times during the Term be, and remain, legally organized and operated to provide the Wellness Services in a manner consistent with all state and federal laws. Practice represents and warrants that it shall not provide any client care services in the Premises other than professional services related to the Wellness Services, and shall not use any facilities, Equipment, supplies or services in the Premises other than in connection with the Wellness Services, all in accordance with this Agreement.

3.2	Retention of Licensed Contractors

Practice shall have complete control and responsibility for the hiring, compensation, supervision, training, evaluation and termination of its Licensed Contractors, after consulting with Manager with respect to such matters. Notwithstanding the foregoing, each Licensed Contractor shall sign an employee or independent contractor agreement, as applicable, in form and substance reasonably acceptable to Manager. Neither Practice, nor the Licensed Contractors shall have any claim under this Agreement or otherwise against Manager for workers compensation, unemployment compensation or social security benefits, all of which shall be the responsibility of Practice. It shall be Practice’s sole responsibility to ensure that the Licensed Contractors and other employees who may have malpractice exposure or liability, are insurable and have maintained appropriate amounts of professional liability insurance.

3.3	Professional Standards

Practice shall provide Wellness Services to clients at the Premises in compliance at all times with ethical standards, laws, rules and regulations applicable to the operations of Practice and its Licensed Contractors. Practice shall cause each Licensed Contractor to have all required licenses, credentials, approvals or other certifications to perform his or her duties and services for Practice at the Premises. In the event that any disciplinary action or malpractice action is initiated against any Licensed Contractors, Practice shall promptly inform Manager of such action and the underlying facts and circumstances. Practice shall develop and carry out a program to monitor the quality of Wellness Services provided at the Premises to meet the standard of care that is customary for the locality of the Premises. Practice shall retain a sufficient number of properly trained and experienced Licensed Contractors as are necessary to provide the Wellness Services to the average number of clients of Practice at the Premises as reasonably estimated by the parties on a monthly basis consistent with the volume of clients that received Wellness Services in the previous month.

3.4	Exclusivity

Practice shall use and occupy the Premises exclusively for providing Wellness Services. No health practitioner other than the Licensed Contractors shall be permitted to occupy the Premises.

3.5	Site Director

Practice shall cause an appropriately licensed site director (the “Site Director”) to personally supervise all Licensed Contractors and other persons who are rendering Wellness Services at each of the Premises; and shall cause the Site Director to be available, for reasonable amounts of time, and at mutually convenient times, for direct consultation with officers and agents of Manager regarding the operation of Practice and the responsibilities of Manager under this Agreement. Practice further agrees to cause the Site Director to oversee the performance of all consultations with each client as required by applicable law and standards of professional practice.

3.6	Compliance with Laws

Practice shall, and it shall use reasonable efforts to cause the Licensed Contractors to, comply with all applicable federal, state and local laws, rules, regulations and restrictions in the provision of the Wellness Services. Without limiting the generality of the foregoing, Practice shall comply, and shall use its best efforts to cause each Licensed Contractor to comply, with all medical waste laws applicable to the operation of the Premises in the generation, transportation, treatment, storage, disposal or other handling of medical waste (to the extent that Practice or the Licensed Contractors engage in such activities), and Practice shall not, and shall use its best efforts to forbid any Licensed Contractor, to enter into any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement, to provide services, lease space, lease equipment or engage in any other venture or activity with any physician, hospital, pharmacy, home health agency or other person or entity which is in a position to make or influence referrals to, or otherwise generate business for, Practice, if such transaction is in violation of any applicable law, rule or regulation.

3.7	Premises and Equipment

Practice shall use commercially reasonable efforts to prevent damage, excessive wear and tear, and malfunction or other breakdown of the Premises and Equipment or any part thereof by the Licensed Contractors. Practice shall promptly inform Manager of any and all necessary replacements, repairs or maintenance to any of the Premises or Equipment and any failures of Equipment of which Practice becomes aware. Once provided to Practice, Practice shall comply with all of the covenants and provisions regarding actual use of the Equipment as set forth in any applicable Equipment leases, but only to the extent that any such Equipment leases have been delivered to Practice.

3.8	Delegation by Practice

Except as expressly permitted hereunder, Practice shall not delegate any of its obligations under this Agreement to any other person or entity, hire any non-clinical employees or engage any non-clinical independent contractors or consultants in connection with the provision of the Wellness Services, without the consent of Manager.

ARTICLE 4

RELATIONSHIP OF THE PARTIES

4.1	Professional Services

4.1.1	Delivery of Wellness Services

Practice shall be solely and exclusively in control of all aspects of the delivery of Wellness Services at the Premises. The provision of all professional services, including, but not limited to, consultation with clients, both prospective and actual, diagnosis, treatment, surgery, therapy, the prescription of drugs, and the supervision and preparation of clinical reports and records shall be the sole responsibility of Practice.

4.1.2	Quality

Practice shall at all times be solely responsible for the quality of the Wellness Services it provides, it being agreed that Manager shall have no responsibility or liability for such services.

4.1.3	Manager Not Practicing Medicine

It is acknowledged that Manager is not competent or authorized to engage in any activity that constitutes the practice of medicine and that nothing contained in this Agreement is intended to authorize Manager or Manager Employees to engage in the practice of medicine. To the extent that any act or service required of Manager under the terms of this Agreement is construed or considered to constitute the practice of medicine, this Agreement shall be immediately and automatically amended so as not to require the performance of such act or service by Manager.

4.2	Independent Contractors

Practice and Manager intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency (other than as provided herein) or employment relationship between the parties. Practice and Manager agree that Practice shall retain the exclusive authority to direct the professional and ethical aspects of its clinical practice. Manager shall neither exercise control over nor interfere with the client relationships of Practice, which shall be maintained strictly between the Licensed Contractors and Practice’s clients. The Management Fee (as defined below) has been determined by the parties through good faith and arm’s-length bargaining to be the fair market value of the Management Services. No amount paid or advanced hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of clients by Manager to Practice and any such inducement or payment for referral of clients is expressly prohibited hereunder.

ARTICLE 5

FINANCIAL TERMS

5.1	Manager Compensation

In consideration for the services that Manager provides to Practice in accordance with this Agreement, Practice agrees to pay Manager on a monthly basis, and Manager shall accept as payment in full, a fee equal to the aggregate amount of the below specified percentage of Net Revenue (as defined below) at each Site for the specified monthly periods (the “Management Fee”). In addition, Manager’s Costs shall not be included in the Management Fee and instead shall be billed to Practice at Manager’s actual cost plus ten percent (10%) (collectively, “Pass- Through Expenses”).

Management Fee Percentage: 50%

5.2	Payment of Management Fee and Pass-Through Expenses

On or before the fifteenth (15th) day of each month during the Term of this Agreement, beginning with the second such month, and continuing through the month following the expiration or termination of this Agreement, Practice shall pay Manager the Management Fee and the Pass-Through Expenses, which payment shall relate to Management Services furnished by Manager for the preceding month.

5.3	Invoices

Manager will prepare an invoice, in a format agreed upon by the parties setting forth Manager’s Costs and the computation of the Management Fee for the preceding month, which invoice shall be used by Manager to ascertain and make payment of the monthly amounts due to Manager. The invoice will be available for review by Practice as requested.

5.4	Authorization to Pay Invoices; Loans

Practice hereby authorizes and directs Manager to pay to itself, on behalf of Practice and from any Bank Account any invoice owed by Practice to Manager hereunder on the date such amount is due and payable. In addition, to the extent necessary for Practice to conduct its business, Practice hereby authorizes Manager to advance and loan funds for Practice’s benefit, to the extent permitted by applicable law, and in Manager’s sole discretion. All such amounts advanced and loaned shall become Manager’s Costs. In the event there are not sufficient monies in the Bank Account(s) (which are attributable to Practice) after payments of all third party obligations to pay any invoice and/or Manager’s Costs owed by Practice to Manager when due, payment of such invoice/amount shall be deferred until sufficient monies are available, and Practice shall pay Manager interest equal to the LIBOR rate in regard to such deferred amounts as sufficient monies are available. Manager agrees that all third party obligations shall be paid prior to any payments to Manager each month.

5.5	Records and Audit of Accounts

Manager shall keep records of Practice’s Net Revenue and Manager’s Costs for each month during the Term of this Agreement. Manager shall provide Practice with all data that Practice deems necessary to verify the services performed and Manager’s Costs during each calendar month. Either party shall have the right, at its sole expense, through an auditor mutually acceptable to the parties, to audit the other party’s books and records to confirm the accuracy of Practice’s Net Revenue and Manager’s Costs, the Management Fee, and/or any other financial information relating to this Agreement. Such audits may be conducted at any time upon reasonable notice, but no more often than once per year, and such audits shall be conducted at such times and locations as are reasonably acceptable to the parties.

5.6	Net Revenue

5.6.1	Definitions

For purposes of this Agreement, “Net Revenue” for any month shall mean the aggregate revenues of Practice minus the Reserve (as defined below), calculated in accordance with generally accepted accounting principles consistently applied, generated from (a) the provision of the Wellness Services to clients at the Premises; (b) the sale by Practice of prescription drugs to clients at the Premises; and (c) any other income generated by Practice as a result of professional services, products and/or advice furnished by Licensed Contractors to clients at the Premises or otherwise; subject to the Reserve (as defined herein). As used herein, Reserve means an amount determined by the parties from time to time to account for write-offs, operational needs, and similar expenses, initially set herein at $50,000.

5.6.2	E-Commerce

Internet sales of products by Manager shall be solely for the account of Manager and shall not be included in Practice’s Net Revenue.

5.7	Grant of Security Interest in Accounts

5.7.1	Grant of Security Interest

Practice hereby grants to Manager a security interest in all of Practice’s assets, including, but not limited to, accounts receivable (including all rights to payment by any insurance company or prepaid managed care organization to the extent permitted by law), whether now existing or hereafter acquired and in and to all products and proceeds thereof, substitutions therefore and additions thereto (collectively, the “Accounts”), to secure the payment of the invoices (including, without limitation, the Management Fee and the Pass-Through Expenses) and all other monetary obligations of Practice to Manager hereunder (the “Obligations”).

5.7.2	Exercising Remedies

In the event any of the Obligations are not paid when due or upon any default by Practice of any term or condition hereunder with respect to the Obligations, Manager may, with or without terminating this Agreement, exercise all rights and remedies afforded a secured party under the Uniform Commercial Code in the State of Maryland.

5.7.3	Financing Statements

Practice agrees to execute all financing or continuation statements or other documents which may be necessary or desirable, or as Manager may request, in order to perfect and preserve the security interest(s) granted or purported to be granted hereunder. Practice authorizes Manager to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral without the signature of Practice where permitted by law. Practice hereby appoints Manager as Practice’s true and lawful attorney-in- fact, with full power of assignment and substitution, to take possession of the Accounts and endorse in the name of Practice any notes, checks, money orders, insurance payments or other instruments received in payment of such Accounts, or any part thereof; to collect, sue on and satisfy the obligation of monies due on such Accounts; and to initiate or withdraw claims, lawsuits or proceedings pertaining to, arising out of, or relating to Manager’s right to such Accounts or any collections therefrom.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of Practice

Practice hereby makes the following representations and warranties to Manager:

6.1.1	Organization

Practice is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, and has full power and authority to own or lease its property and to carry on its business as now being conducted.

6.1.2	No Violation

To the best of its knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor the performance of Practice’s obligations hereunder or thereunder, will (a) violate any constitution, law, statute, regulation, or rule, (b) violate any injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Practice is subject, (c) violate any provision of the certificate of formation or operating agreement of Practice, or (d)(i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any other agreement, contract, lease, license, instrument, franchise, permit or other arrangement to which Practice is bound.

6.1.3	Licensed Contractors

Each Site Director and each of the Licensed Contractors are (or will be prior to providing any services hereunder) duly licensed, as applicable, within their respective professions in the locations where they provide services, and hold (or will hold prior to providing any services hereunder) all necessary licenses and rights to enable Practice to perform its obligations hereunder. Practice has all permits, license, orders and approvals of all federal, state and local government or regulatory bodies required of it to carry out its obligations hereunder. To the best of its knowledge, Practice is in compliance with all applicable laws and regulations.

6.1.4	Insurance

Practice has (or will have prior to the commencement of the Wellness Services) all the professional liability insurance described in Section 7.2 hereof (collectively, the “Policies”). Practice shall deliver true and complete copies of all Policies to Manager prior to the commencement of the Wellness Services. Manager may obtain such insurance on Practice’s behalf and such expenses shall be Manager’s Costs as provided hereunder.

6.1.5	Litigation

There are no material actions, suits or proceedings pending against, or to the knowledge of Practice, threatened against, any Site Director or any of the Licensed Contractors before any court, regulatory commission, administrative agency, arbitrator, or governmental body.

6.2	Representations and Warranties of Manager

Manager hereby makes the following representations and warranties to Practice:

6.2.1	Organization

Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own or lease its property and to carry on its business as now being conducted.

6.2.2	No Violation

To the best of its knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of Manager’s obligations hereunder, will (a) violate any constitution, law, statute, regulation or rule, (b) violate any injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Manager is subject, (c) violate any provision of the Certificate of Formation or operating agreement of Manager, or (d) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, franchise, permit or other arrangement to which the Manger is a party or by which Manager is bound. Manager has all permits, licenses, orders and approvals of all federal, state and local government or regulatory bodies required of it to carry out its obligations hereunder. To the best of its knowledge Manager is in compliance with all applicable laws and regulations.

6.2.3	Compliance

To the best of its knowledge, the terms of this Agreement and the relationship of the parties to each other are structured in compliance with all applicable state and federal laws and regulations.

ARTICLE 7

INSURANCE

7.1	Insurance Obligations with respect to Premises

During the Term (as defined below), Manager will provide and maintain comprehensive general liability, property insurance covering the Premises, and such other insurance that Manager deems necessary to the conduct of its business (e.g., workers compensation, D&O, EPL, and crime), with such limits and coverages as may reasonably be determined to be appropriate by mutual agreement of the parties, the cost of which shall constitute Manager’s Costs. Manager shall use reasonable commercial efforts to have Practice named as an additional insured on its comprehensive general liability and property insurance policies. Certificates, binders, or other evidence of insurance covering such policies shall be provided to Company within sixty (60) days after the execution of this Agreement.

7.2	Insurance Obligations of Practice

7.2.1	During Term

During the Term, Practice shall, at its own expense, procure and maintain professional liability insurance and such other insurance necessary to the conduct of its business (e.g., workers compensation, D&O, EPP, and crime), in the minimum amounts of $1,000,000 per incident, $3,000,000 as an aggregate amount limit (or such higher amounts as may be mandated by law), covering its own acts and omissions, and covering: (a) itself with respect to the acts and omissions of the Licensed Contractors, any Site Director and the owners of Practice (“Members”), (b) the Manager Employees to the extent such acts and omissions result from Practice’s direction of such Manager Employees, and (c) Manager. Practice shall use reasonable commercial efforts to arrange for Manager to be named as an additional insured on such policies of insurance. Certificates of insurance evidencing such policies shall be presented to Manager within thirty (30) days after the execution of this Agreement and within thirty (30) days of engagement of any such Licensed Contractor or Site Director, if later. Manager may, at Practice’s request, arrange such coverages on Practice’s behalf.

7.2.2	Tail Coverage

Practice shall obtain continuing liability insurance coverage under either a “tail policy”, “prior acts policy” or other policy covering malpractice actions asserted against Practice for a period of not less than five (5) years from the termination of any insurance policy, or the termination of such Licensed Contractor’s, Site Director’s or Member’s relationship with Practice, with the same limits as the insurance coverage provided pursuant to this Section 7.2, upon the termination of such relationship with Practice for any reason. Manager may, at Practice’s request, arrange such coverages on Practice’s behalf.

7.3	Notices from Insurance Companies

Each of the parties shall arrange for its insurance carriers to agree to provide the other party with written notice, at least ten (10) days in advance of the Effective Date, of any reduction, amendment, cancellation or termination of any insurance required to be carried by such party.

ARTICLE 8

TERM AND TERMINATION

8.1	Initial and Renewal Term

This Agreement shall commence on the Effective Date and shall continue for an initial period ending on the fifth anniversary of the Effective Date (“Initial Term”) and shall be automatically renewed for successive five (5) year periods thereafter (each a “Renewal Term”) (the Initial Term and any Renewal Term shall be referred to collectively as the “Term”), unless either Manager or Practice shall have given written notice of termination of this Agreement at least thirty (30) days before the end of the Initial Term or any Renewal Term, or unless otherwise terminated as provided in Section 8.2.

8.2	Termination

The Agreement shall terminate upon the occurrence of any of the following events:

8.2.1	Without Cause

After the third year of the Initial Term, at any time upon twelve (12) months written notice by Manager to Practice;

8.2.2	With Cause

Upon ten (10) days written notice by either party to the other:

(a)	in the event that the other party shall admit in writing its inability to generally pay its debts when due, apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, file a petitions, in bankruptcy or make an assignment for the benefit of creditors, or upon other action taken or suffered by such party, voluntarily or involuntarily, under any federal or state law for the benefit or creditors, except for the filing of a petition in involuntary bankruptcy against such party which is dismissed within sixty (60) days thereafter; or

(b)	in the event of a breach by the other party of any of the material terms or conditions of this Agreement, which is not remedied within thirty (30) days prior notice to such party, if capable of being remedied or, if capable of being remedied but not within such period, such remedy has not been commenced in good faith within such period; or

(c)	in the event of a breach by the other party of any material representation or warranty contained in this Agreement; or

(d)	in the event (i) a law firm with nationally recognized expertise in health care law and mutually acceptable to the parties hereto renders an opinion to the parties hereto that any material provision of this Agreement is in violation of applicable law or any court or regulatory agency enters an order finding a material provision of this Agreement is in violation of applicable law; and (ii) this Agreement cannot be amended pursuant to Section 11.2.2 hereof to cure such violation; provided, however, that the parties agree to negotiate in good faith to restructure their relationship for the purpose of curing such violation and to prevent a termination of this Agreement on this ground;

8.2.3	Disciplinary Actions

By Manager at any time, upon ten (10) days prior notice to Practice, if Practice, any Member, any Site Director or any Licensed Contractor is (a) convicted of or disciplined for violating any federal, state or local law, rule or regulation; (b) is found liable, or admits liability for, negligence, malpractice, neglect or malfeasance in any court of competent jurisdiction; or (c) is convicted of a criminal offense in connection with their work at the Premises.

8.3	Effect of Termination

8.3.1	Fees

Upon termination of this Agreement, neither party shall have any further obligations hereunder except for obligations accruing prior to the date of termination relating to Wellness Services provided prior to termination. In effectuating the provisions of this Section 8.3, Practice specifically acknowledges and agrees that Manager shall continue to collect and receive on Practice’s behalf all cash collections for accounts receivable in existence at the time of termination, it being understood that such cash collections will be applied in accordance with Article 2 and Article 5, and will represent, in part, Manager’s compensation for Management Services already rendered.

8.3.2	Records

Upon the expiration or termination of this Agreement, Practice shall promptly relinquish to Manager all files, data or materials in its possession that are Confidential Information (as defined below).

ARTICLE 9

CONFIDENTIAL AND PROPRIETARY INFORMATION

9.1	Confidential Information

In the operation and development of Manager’s business, Manager generates technology, other intellectual property, information and data, which is and will be proprietary and confidential (the “Confidential Information”), the disclosure of which would be extremely detrimental to its business and of assistance to its competitors. The Confidential Information includes, but is not limited to:

(i)	Statistical, financial, cost and accounting data;

(ii)	Data, plans and projections regarding the location, development and expansion of existing and proposed facilities;

(iii)	Technology, software and other intellectual property;

(iv)	Administrative, accounting, operations and policy and procedure manuals;

(v)	Market surveys, studies and analyses;

(vi)	Personnel and other Manager business records;

(vii)	Information concerning legislative, administrative, regulatory and zoning requirements, bodies and officials;

(viii)	Private or secret processes, methods and ideas;

(ix)	Training methods;

(x)	Information concerning the identities, locations and qualifications of professionals and other persons presently, or prospectively to be, employed by Manager; and

(xi)	Information concerning the identities, locations, prices, costs, and other terms of dealings with referral and reimbursement sources, suppliers, providers and supplier and provider organizations and entities.

9.2	Confidentiality and Non-Disclosure

Due to the highly competitive nature of the health industry and the business of Manager, unauthorized use or disclosure of any of the Confidential Information would be extremely damaging to Manager. Practice shall not (i) use any Confidential Information except as necessary to deliver the Wellness Services in the Premises in accordance with this Agreement; or (ii) copy or divulge to any third party any Confidential Information without the prior written consent of Manager. The obligations set forth in this Section 9.2 restraining use and disclosure of Confidential Information shall survive the expiration or termination of this Agreement for any reason. This Section 9.2 shall not apply to Confidential Information which

(i)	is or has been or becomes publicly known, in whole or in part, other than as a result of an improper disclosure by Practice;

(ii)	is or has been or becomes available, in whole or in part, to Practice on a non-confidential basis from a source other than Manager;

(iii)	is or has been developed by Practice independent of Manager’s proprietary systems or databases and without use of other Confidential Information;

(iv)	was known to Practice as of the Effective Date of this Agreement; or

(v)	is client information to the extent subject to restrictions on use and disclosure by state or federal law, including any PHI (as defined below).

Any unauthorized use or disclosure to the extent, but only to the extent, required to be made as the result of legal process or proceedings is not a violation of this Section 9.2.

9.3	Patient Records; HIPAA Compliance

To the extent that Practice is a “covered entity” subject to the privacy, security or transactions and code sets regulations (“HIPAA Regulations”) promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and thus that data or other information disclosed to or obtained by Manager in performance of its obligations under this Agreement is “protected health information” (“PHI”), the parties hereby agree to execute a separate Business Associate Agreement, in a form approved by Manager.

ARTICLE 10

INDEMNIFICATION

10.1	Indemnification

Each party shall indemnify and hold harmless the Other Party from and against any and all liabilities, losses, damages, claims, causes of action, judgments, liens and expenses (including reasonable attorney’s fees and court costs), whether or not covered by insurance (collectively “Claims”), resulting from or related to (a) the acts or omissions of such party, or such party’s officers, directors, employees, agents or subcontractors in connection with the performance of this Agreement, or (b) the breach by such party of any provision of this Agreement. Practice shall indemnify and hold harmless Manager, its directors, officers, shareholders, employees, agents and affiliates from and against any and all Claims resulting from or related to any claims made by a third party alleging malpractice or any other failure, deficiency, or harm by Practice or any of the Licensed Contractors with respect to the provision of the Wellness Services. The parties’ indemnification obligations set forth in this Section 10.1 shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 11

MISCELLANEOUS

11.1	Access to Records

For a period of six (6) years after Wellness Services are furnished under this Agreement, Practice shall make available to the Secretary of the U.S. Department of Health and Human Services (the “Secretary”), the U.S. Comptroller General (the “Comptroller General”) and their representatives, this Agreement and all books, documents and records necessary to certify the nature and extent of the costs of those Wellness Services and will provide such documentation as they may reasonably require pursuant to Section 1861(v)1(1) of the U.S. Social Security Act (42 U.S.C. § 1395(x)(v)(1)(1)) as amended and regulations thereunder or any successor provisions. If Practice carries out any of the duties of this Agreement through a subcontract worth Ten Thousand Dollars ($10,000) or more over a twelve-month period with a related organization, the subcontract will also contain a clause to permit access by the Secretary, Comptroller General and their representatives to the related organization books and records pursuant to such statute.

11.2	Amendment

11.2.1	Amendment

No amendment of this Agreement shall be effective unless set forth in writing and signed by Practice and Manager.

11.2.2	Contract Modification for Prospective Legal Event

If both parties to this Agreement determine that any state or federal laws or regulations, now existing or enacted or promulgated after the date of execution of this Agreement are interpreted by judicial decision, a regulatory agency, or legal counsel in such a manner as to indicate that this Agreement or any provision hereof may be in violation of such laws or regulations, then the parties shall immediately enter into good faith negotiations regarding a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement that complies with the changed conditions and that approximates as closely as possible the economic position of the parties prior to the change. If a court of competent jurisdiction compels or requires a party hereto to refrain from performing its duties and obligations hereunder, or a party’s performance hereunder shall be directly violative of a court order directed at such party, then, to the extent necessary to comply with such court order, this Agreement shall be deemed suspended. In no event shall such suspension be construed to relieve either party’s obligation under this Section 11.2.2 and the parties will immediately commence good faith negotiations regarding a new service arrangement or compensation structure that is in compliance with any such court order, which arrangement or structure will allocate the economic aspects of the relationship between the parties in a manner as nearly as possible to that intended by this Agreement.

11.3	Assignment

11.3.1	By Manager

Manager may delegate its duties hereunder. This Agreement and all rights hereunder may also be assigned and transferred by Manager and, if so, shall be binding upon and inure to the benefit of Manager’s successors and assigns; provided, however, that such assignment is permitted by law and that with respect to any assignment resulting in the subsequent performance by the assignee of the functions of Manager, the assignee shall:

(a)	At the time of such assignment, be financially responsible and economically, professionally and technically capable of performing the obligations of Manager hereunder; and

(b)	Expressly assume and agree to perform such obligations. Specifically and without limitation of the foregoing, Practice expressly agrees that Manager may sell its assets or trademarks outright to a third party; may make a public offering of securities; may engage in a private placement of some or all of its securities; may merge, acquire other corporations or entities or be acquired by another corporation or other entity; may undertake a refinancing, recapitalization, leveraged buyout or other economic or financial restructuring; and, with regard to any or all of the above sales, assignments and dispositions, Practice expressly and specifically waives any claims, demands or damages arising from or related to the loss of the use of Manager’s Marks (or any variation thereof) and/or the loss of association or identification with Manager.

11.3.2	By Practice

Practice may not delegate any of its duties hereunder, and may not assign this Agreement without Manager’s prior written consent.

11.3.3	References

Whenever a reference is made in this Agreement to Practice or Manager, such reference shall be deemed to include a reference to the legal representatives, successors and permitted assigns of such party.

11.4	Rights and Remedies; Injunctive Relief

Either party may, at its option, elect to Practice and prosecute proceedings in any court of competent jurisdiction, either in law or equity, to enforce specific performance of any party to this Agreement, to enjoin any threatened or actual breach of this Agreement by the Other Party as appropriate and/or to recover any damages resulting from the breach of this Agreement.

11.5	Notices

Any notice provided for in this Agreement and any other notice, demand or communication required or permitted to be given under this Agreement or which any party may wish to send to another shall be in writing and shall be served by (i) personal delivery; (ii) registered or certified U.S. Mail, or by comparable private carrier, First Class, return receipt requested in a sealed envelope, postage or other charges prepaid; or (iii) facsimile or other similar form of communication, addressed to the party for whom such notice is intended as follows:

To Practice:

9755 Patuxent Woods Drive
Suite 100
Columbia MD 21046

To Manager:

9755 Patuxent Woods Drive
Suite 100
Columbia MD 21046

All notices given pursuant to this Section 11.6 shall be deemed given and effective when received if personally delivered or sent by facsimile or similar form of communication with acceptance confirmation, or, if mailed, on the date shown on the return receipt, or, if a receipt has not then been received, five (5) business days after mailing, or, if sent by overnight courier, on the next business day. Either party may change to whom or where notice is to be given by providing notice to the Other Party of such change at such Other Party’s last address provided pursuant to this Agreement.

11.6	Collateral Agreements

This Agreement constitutes the final and entire agreement between the parties respecting the services of Manager, superseding any and all prior negotiations, agreements, understandings or representations, whether written or oral, and there are no representations, warranties or commitments concerning those services, except as set forth in this Agreement.

11.7	Survival

The provisions of Sections 2.17.2, 7.2.2, 8.3, Article 9, Article 10 , Sections 11.1 and 11.4, of this Agreement shall survive the termination of this Agreement in accordance with their terms.

ARTICLE 12

INTERPRETATIONS

12.1	Sections and Headings

The division of this Agreement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement.

12.2	Number and Gender

In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing any gender shall include all genders.

12.3	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in U.S. funds.

12.4	Time of Essence

Time shall be of the essence of this Agreement.

12.5	Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Maryland, irrespective of Maryland’s choice of law requirements.

12.6	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof and each provision is hereby declared to be separate, severable and distinct.

12.7	No Waiver

The failure of any party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement. No purported waiver shall be effective as against any party unless consented to in writing by such party. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

12.8	Date of any Action

If any date on which any action is required to be taken under this Agreement is not a business day that action shall be required to be taken on the next following business day.

12.9	Interpretation

Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not construe it against one party more strictly by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent or counsel prepared such document, it being agreed that all parties were afforded adequate opportunity to consult legal counsel prior to execution of this Agreement.

IN WITNESS WHEREOF, Practice and Manager have caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

NAVA HEALTH MD, LLC

By:	/s/ Bernaldo Dancel
Name:	Bernaldo Dancel
Title:	President

NAVA HEALTH MEDICAL GROUP, LLC

By:	/s/ Douglas Lord, M.D.
Name:	Douglas Lord, M.D.
Title:	Sole Member